Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH TO ACQUIRE 76,000 ACRES OF WISCONSIN FORESTLAND

Spokane, Wash.–(BUSINESS WIRE)–December 19, 2006–Potlatch Corporation (NYSE: PCH), a real estate investment trust (REIT), today announced its agreement to acquire approximately 76,000 acres of prime forestland in Wisconsin for $64.5 million from Tomahawk Timberlands, LLC, and Tomahawk Highlands, LLC. The transaction is expected to close in early 2007.

The forestland, located in the north-central part of the state, contains well-managed hardwoods and is made up of diverse age classes with significant amounts of mature timber. The vast majority of the land is concentrated in contiguous blocks less than five hours from Chicago and Minneapolis.

“The forestland, which consists of high-value mature timber, has been under excellent long-term forest management,” said Vice President of Resource Management Brent Stinnett. “The land complements our existing holdings in Minnesota, has prime recreational values and will help further establish our presence as a leading forestland holder in the Lake States region.”

Potlatch owns 310,000 acres in Minnesota, a sawmill in Bemidji, and has been operating in the region for more than 40 years. The company also owns a sawmill in Gwinn, Michigan.

“This acquisition is a perfect example of the execution of our strategy,” said President and Chief Executive Officer Michael J. Covey. “Our objective is to maximize shareholder value through identifying and acquiring land with strong timber values.”

“We are focusing our growth in areas where we have experience and know the lay of the land,” added Covey. “Additionally, this purchase should allow us to utilize a 1031 exchange and avoid built-in gains taxes on any sales of like-kind properties that may occur.”

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“Through this acquisition, we will be able to better serve the needs of our existing long-term customers in the region while opening doors for new customers,” added Stinnett. “And we very much look forward to working with the existing customers who have historically been supplied from these lands.”

Potlatch is a REIT with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Oregon. Through its taxable REIT subsidiary the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of our resources.

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements regarding 1031 exchanges, taxes and land values. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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